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                   FLEISCHMAN AND WALSH, L.L.P.       EXHIBIT 5.1
                    1400 Sixteenth Street, NW
                          Sixth Floor
                     Washington, DC  20036
                        (202) 939-7900





November 19, 1997





Southern Union Company
504 Lavaca Street, Suite 800
Austin, Texas  78701


Gentlemen:

As counsel to Southern Union Company, a Delaware corporation (the "Company"), we have reviewed an amendment to Registration State-ment on Form S-8/A (the "Amended Registration Statement") to be filed under the Securities Act of 1933, as amended, to register an additional 900,000 shares of the Company's common stock, par value $1.00 per share ("Shares"), to be issued by the Company pursuant to its 1992 Long-Term Stock Incentive Plan (the "Plan").

We have examined the originals or copies of such corporate records, documents, certificates and other instruments as we, in our judgment, considered necessary or appropriate to enable us to render the opinion below.

Based on the foregoing, it is our opinion that, the Shares, when issued and delivered as contemplated by the Amended Registration Statement, will be validly issued, fully paid and non-assessable, and will not be subject to preemptive or other rights to subscribe for or purchase common stock of the Company.

We hereby consent to the filing of this opinion as an Exhibit to the Amended Registration Statement.

Very truly yours,

FLEISCHMAN AND WALSH, L.L.P.




STEPHEN A. BOUCHARD
-------------------
By:  Stephen A. Bouchard